Exhibit 15

August 8, 2005

Northeast Utilities

107 Selden Street

Berlin, CT 06037

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Northeast Utilities and subsidiaries (the "Company") for the periods ended June 30, 2005 and 2004, as indicated in our report dated August 5, 2005 (which report included an explanatory paragraph related to significant charges recorded due to the Company’s decision to exit certain business lines); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated by reference in Registration Statement Nos. 33-34622 and 33-40156 on Forms S-3 and Registration Statement Nos. 33-63023, 333-52413, 333-63144, and 333-106008 on Forms S-8 of Northeast Utilities.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/	Deloitte & Touche LLP
Deloitte & Touche LLP

Hartford, Connecticut